EXHIBIT 5

December 6, 2005

3M Company

3M Center

St. Paul, MN 55144

RE: Opinion of Counsel

This opinion is furnished in connection with the registration by 3M Company (the “Company”) pursuant to the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with respect to the unsecured obligations of the Company under the Company’s amended Deferred Compensation Plan (the “Plan”) to pay in the future the value of the deferred compensation accounts, as defined in the Plan, adjusted to reflect the performance, whether positive or negative, of the selected investment funds during the deferral period, in accordance with the terms of the Plan (the “Obligations”).

I, or other members of the Company’s Legal Department acting under my direction and supervision, have examined instruments, documents, and records relevant and necessary for the basis of my opinion.  In my examination, I have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to original documents of all documents submitted to me as copies, and (iii) the truth, accuracy and completeness of the information contained in the instruments, documents, and records I have reviewed.

Based upon the foregoing, I am of the opinion that:

1.               The Company is duly incorporated and validly existing as a corporation under the laws of the State of Delaware.

2.               All necessary corporate proceedings have been taken to authorize the issuance of the Obligations being registered under the Registration Statement.

3.               When issued in accordance with the provisions of the Plan, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity.

This opinion is limited to the Federal laws of the United States and the laws of the State of Minnesota and, with respect to paragraph 1 above, the General Corporate Laws of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporate Laws of the

State of Delaware) and I am expressing no opinions as to the effect of the laws of any other jurisdiction.

This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of my name wherever it appears in the Registration Statement and the related prospectus.  In giving such consent, I do not thereby admit that I am an “expert” within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Gregg M. Larson

Gregg M. Larson
Associate General Counsel